Filed Pursuant to Rule 424(b)(3)

Registration No. 333-264952

 PROSPECTUS SUPPLEMENT

(To Prospectus dated May 23, 2022)

Up to 10,772,674 Shares of Common Stock by the Selling Securityholders

This prospectus supplement supplements the prospectus dated May 23, 2022 (as supplemented to date, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-264952) filed with the Securities and Exchange Commission (the “SEC”) on May 13, 2022, and declared effective by the SEC on May 23, 2022.

The Prospectus and this prospectus supplement relate to the offer and sale of securities to satisfy certain registration rights we have granted to the former shareholders of RE2, Inc.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement updates, amends, and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Current Report on Form 8-K

On October 11, 2022, we filed a Current Report on Form 8-K with the SEC. The Form 8-K is attached hereto.

We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in the section titled “Risk Factors” beginning on page 17 of this Prospectus.

You should rely only on the information contained in this Prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 11, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2022

SARCOS TECHNOLOGY AND ROBOTICS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-39897	85-2838301
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

650 South 500 West, Suite 150 Salt Lake City, Utah	84101
(Address of principal executive offices)	(Zip Code)

(888) 927-7296

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	STRC	The Nasdaq Stock Market LLC
Redeemable warrants, exercisable for shares of Common Stock at an exercise price of $11.50 per share	STRCW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

 Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Andrew Hamer as Chief Financial Officer; Resignation of Steven Hansen as Chief Financial Officer

Effective October 10, 2022, Andrew Hamer was appointed as Sarcos Technology and Robotics Corporation’s (the “Company”) Chief Financial Officer. In connection with Mr. Hamer’s appointment, Steven Hansen ceased to be the Company’s Chief Executive Officer, effective as of October 10, 2022. Mr. Hansen’s departure from his service as Chief Financial Officer is not the result of any material disagreement with the Company regarding its operations, policies or practices.

A copy of the press release announcing the management change, is attached hereto as Exhibit 99.1.

Mr. Hamer, 58, most recently served as the Chief Financial Officer of Velodyne Lidar, a Nasdaq-listed lidar company, a position he has held from April 2019 to May 2022. Mr. Hamer previously served as the Chief Financial Officer for Anomali Inc., a private SaaS-based cybersecurity company, from September 2017 to September 2018, and as Chief Financial Officer for Sungevity Inc., a private technology company selling and installing solar energy systems from September 2016 to the company’s sale on August 2017. Mr. Hamer currently serves on the board of directors of LightJump Acquisition Corporation, a Nasdaq-listed special purpose acquisition company. Mr. Hamer holds a Bachelor of Science degree from Binghamton University and Master of Accounting from Florida International University.

There are no family relationships between Mr. Hamer and any director or executive officer of the Company, and the Company has not entered into any transactions with Mr. Hamer that are reportable pursuant to Item 404(a) of Regulation S-K. There are no arrangements or understandings between Mr. Hamer and any other persons pursuant to which he was selected as Chief Financial Officer.

Hamer Employment Agreement

In connection with his appointment as Chief Financial Officer, Mr. Hamer, Sarcos Corp. (a wholly-owned subsidiary of the Company), and the Company entered into an employment agreement (the “Hamer Employment Agreement”), which is attached as Exhibit 10.1 hereto. The Hamer Employment Agreement does not have a specific term and provides that Mr. Hamer is an at-will employee. Pursuant to the Hamer Employment Agreement, Mr. Hamer is entitled to an initial base salary of $400,000 per year and is eligible to receive an annual target bonus of 45% of Mr. Hamer’s then-current annual base salary. During the term of Mr. Hamer’s employment, and for so long as he is not a full-time permanent remote worker, Mr. Hamer shall be entitled to a monthly stipend in cash of $5,000 per month, less applicable tax withholding, to cover the cost of Mr. Hamer’s corporate housing costs in the Salt Lake City metropolitan area.

In connection with Mr. Hamer’s appointment as Chief Financial Officer, on the first Quarterly Vesting Date (as defined in the Hamer Employment Agreement) following Mr. Hamer’s start date, the Board will grant to Mr. Hamer (1) an option to purchase shares of the Company’s common stock with a value of $750,000 (the “Option”), which grant vests as to 25% of the shares subject to the Option on the first anniversary of the vesting commencement date, and as to 1/12th of the remaining 75% of the shares subject to the Option every Quarterly Vesting Date thereafter, subject to Mr. Hamer’s continued service and (2) an award of restricted stock units with respect to shares of the Company’s common stock with a value of $750,000 (the “RSU Award”), which award vests as to 25% of the award on the first anniversary of the vesting commencement date, and as to 1/12 of the remaining portion of the award every Quarterly Vesting Date thereafter, subject to Mr. Hamer’s continued service. The Option will have an exercise price per share equal to the closing price per share of Company common stock on the grant date. The number of shares subject to the Option is calculated by dividing $750,000 by the Black Scholes factor calculated based on the closing price per share of Company common stock on the grant date, and with respect to the RSU Award, by dividing $750,000 by the closing price per share of the Company common stock on the grant date, with each such quotient rounded to the nearest whole share. The equity awards described in this paragraph will be granted subject to the terms and conditions of the Company’s 2021 Equity Incentive Plan and applicable forms of award agreement.

If, within the period beginning three months before and ending 12 months after a change in control (the “Change in Control Period”), Mr. Hamer’s employment is terminated without “cause” (excluding by reason of death or “disability”) or Mr. Hamer resigns for “good reason” (as such terms are defined in the Hamer Employment Agreement), Mr. Hamer will become entitled to the following benefits:

•	a lump-sum payment equal to 12 months of his annual base salary at the highest rate in effect during the term of the Hamer Employment Agreement;

•

a lump-sum payment equal to 100% of his target annual bonus as in effect for the fiscal year in which his termination of employment occurs or, if such amount is greater, as in effect for the fiscal year in which the change in control occurs; provided, in either case, the Company has not previously paid Mr. Hamer a bonus corresponding to such fiscal year;

•

reimbursement for the premium costs to continue health coverage under the Consolidated Omnibus Reconciliation Act of 1985 as amended, or COBRA, or taxable monthly payments in lieu thereof equal to such premium costs, in either case, for up to 12 months following his termination date; and

•

100% accelerated vesting of all outstanding equity awards with performance-based vesting assuming all performance criteria had been achieved at target levels, unless otherwise specified in the award agreements governing such equity awards, and 100% accelerated vesting of all other outstanding equity awards.

If, outside the Change in Control Period, Mr. Hamer’s employment is terminated without cause (excluding by reason of death or disability) or Mr. Hamer resigns for good reason, Mr. Hamer will become entitled to the following benefits:

•	continued payment of his annual base salary at the highest rate in effect during the term of the Hamer Employment Agreement for a period of 6 months following his termination date; and

•

reimbursement for the premium costs to continue health coverage under COBRA, or taxable monthly payments in lieu thereof equal to such premium costs, in either case, for up to 6 months following his termination date.

The receipt of the payments and benefits above is conditioned on Mr. Hamer’s timely signing and not revoking a release of claims, and complying with his confidentiality agreement.

In addition, if any of the payments or benefits provided for under the Hamer Employment Agreement or otherwise payable to Mr. Hamer would constitute “parachute payments” within the meaning of Section 280G of the Code, and would be subject to the related excise tax, he would be entitled to receive either full payment of such payments and benefits or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to him. Mr. Hamer’s employment agreement does not require us to provide any tax gross-up payments to him.

The foregoing description of the Hamer Employment Agreement is not complete and is qualified in its entirety by reference to the full text thereof, a copy of which is filed as Exhibit 10.1 hereto.

The Company announces material information to the public through a variety of means, including filings with the SEC, public conference calls, the Company’s website (www.sarcos.com), its investor relations website (https://www.sarcos.com/investor-relations/), and its news site (https://www.sarcos.com/company/news/#press-releases). The Company uses these channels, as well as its social media, including its Twitter (@Sarcos_Robotics) and LinkedIn accounts (https://www.linkedin.com/company/sarcos/), to communicate with investors and the public news and developments about the Company, its products and other matters. Therefore, the Company encourages investors, the media, and others interested in the Company to review the information it makes public in these locations, as such information could be deemed to be material information.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Employment Agreement, dated October 9, 2022, among Andrew Hamer, Sarcos Corp., and the Company.

99.1	Press Release, dated October 10, 2022, announcing CFO succession.

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 11, 2022

Sarcos Technology and Robotics Corporation

By:	/s/ Kiva Allgood
Name:	Kiva Allgood
Title:	Chief Executive Officer

Exhibit 10.1

SARCOS CORP.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of October 9, 2022 (the “Effective Date”) by and between Sarcos Corp. (the “Company”), Sarcos Technology and Robotics Corporation, the Company’s parent corporation (“Parent”) and Andrew Hamer (“Executive” and, together with the Company and Parent, the “Parties”).

RECITALS

WHEREAS, Parent and the Company wish to retain the services of Executive commencing on the Start Date (defined below) and Executive wishes to provide services as an officer to Parent and the Company and to be employed by the Company beginning on the Start Date on the terms and subject to the conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the foregoing recital and the respective undertakings of the Company, Parent and Executive set forth below, the Company, Parent and Executive agree as follows:

1.Duties and Obligations.

(a)Duties and Scope of Employment. As of the Start Date (the actual date Executive commences employment with the Company, the “Start Date”), Executive will serve as the Chief Financial Officer of the Parent and the Company (“CFO”) and report to Parent’s and the Company’s Chief Executive Officer (“CEO”). Executive will render business and professional services in the performance of Executive’s duties, consistent with Executive’s CFO position, as will reasonably be assigned to Executive by the CEO or the Board, as applicable. Among other things, Executive will serve as Parent’s principal accounting officer. The period of Executive’s employment under this Agreement is referred to in this Agreement as the “Employment Term.”

(b)Obligations. During the Employment Term, Executive will perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to Parent and the Company. Except as prohibited by applicable law, for the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board, and Executive will not engage in any other activities that materially interfere with Executive’s obligations to the Company. Notwithstanding the foregoing, Executive may serve on one or more for-profit company or entity that does not compete with the Company and/or non-profit organization board of directors and/or board of advisors, in either case, with prior approval of the Board (which approval shall not be unreasonably withheld or delayed), and Executive may continue to serve on the board of directors of LightJump Acquisition Corporation (“LightJump”) and the company resulting from the business combination of LightJump and Moolec Science Ltd. Executive further agrees to comply with all Company policies in effect from time to time, including, for the avoidance of any doubt, any insider trading policies and compensation clawback policies currently in existence or that may be adopted by the Company during the Employment Term.

2.At-Will Employment. Subject to the terms hereof, Executive’s employment with the Company will be “at-will” employment and may be terminated by the Company at any time with or without cause or with or without notice. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.

3.Compensation.

(a)Base Salary. During the Employment Term, the Company will pay Executive an annual base salary of $400,000 as compensation for Executive’s services (the annual base salary as may be amended from time to time, the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding. Executive’s Base Salary will be subject to review and adjustments will be made by the Board or its authorized committee (the “Committee”) based upon the Company’s normal performance review practices.

(b)Bonus. Executive will be eligible to receive a bonus targeted annually at 45% of Executive’s then-current Base Salary (the “Bonus”); provided that any Bonus for the first year of employment will be prorated based on the Start Date. Any Bonus may be based on achievement of performance goals set by the Committee with consultation with Executive and the Committee’s assessment of achievement of those performance goals as well as the terms and conditions of any applicable bonus plan approved by the Committee. Executive’s  receipt of any achieved amount of the Bonus is subject to Executive’s continued employment with the Company through the applicable payment date, and such amount will not be earned if Executive’s employment with the Company terminates for any reason or no reason prior to the applicable payment date. The achieved amount of Executive’s Bonus for any year will be payable no later than March 15th of the year following the year in which such amount is earned.

(c)Equity.

(i)As an inducement for Executive to enter into this Agreement and commence employment as CFO, the Committee will grant Executive an option to purchase shares of Parent common stock (“Option”) with a value of $750,000 (the “Option Value”). The actual number of shares of common stock of Parent subject to the Option will equal (A) the Option Value divided by (B)  the Black Scholes factor calculated by the Company based on the closing price of a share of Parent common stock on the Grant Date, with such quotient rounded to the nearest whole share. The Option will be a nonstatutory stock option. The Option will have a per share exercise price equal to closing price of a share of Parent common stock on the Grant Date. Unless determined otherwise by the Committee and subject to the Committee’s approval, the “Grant Date” shall be the first Quarterly Vesting Date (as defined below) following the Start Date. Subject to the continuation of Executive’s service to Parent or the Company in accordance with the 2021 Plan (as defined below), the Option will vest as to 25% of the shares subject to the Option on the first anniversary of the Grant Date, and as to 1/12 of the remaining 75% of the shares subject to the Option on each of the subsequent 12 Quarterly Vesting Dates thereafter.

The Option will be subject to the terms and conditions of Parent’s 2021 Equity Plan, as amended from time to time (“2021 Plan”), and the applicable stock option agreement and notice of stock option grant.

(ii)As a further inducement to enter into this Agreement and commence employment as CFO, the Committee will grant Executive an award of restricted stock units of Parent (“RSUs”) with a value of $750,000 (the “RSU Value”). The actual number of RSUs subject to this award will equal (A) the RSU Value divided by (B) the closing price of a share of Parent common stock on the date of grant, with such quotient rounded to the nearest whole share. Subject to the continuation of Executive’s service to Parent or the Company in accordance with the 2021 Plan, the RSUs will vest as to 25% of the RSUs subject to the award on the first anniversary of the Grant Date, and as to 1/12 of the remaining 75% of the RSUs subject to the award on each of the subsequent 12 Quarterly Vesting Dates thereafter.  The “Quarterly Vesting Date” means March 29, May 20, August 20, and November 20 of each year. Following the vesting of RSUs, Executive will receive one share of Parent common stock for each vested RSU (subject to tax withholding, which Parent and the Company may effect through the withholding of shares or selling shares to cover the applicable taxes and other withholding amounts). The RSUs will be subject to the terms and conditions of the 2021 Plan and the applicable RSU award agreement and notice of RSU grant.

(iii)During the Employment Term, Executive will be eligible to receive additional equity awards pursuant to any plans or arrangements Parent may have in effect from time to time. The Committee will determine in its discretion whether Executive will be granted any additional equity awards and the terms of any additional equity award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time. The Committee will consult with Executive with respect to performance goals established in connection with any performance-based vesting equity awards granted to Executive.

(d)Corporate Housing Expenses.  During the Employment Term, and for so long as Executive is not a full-time permanent remote worker, the Company shall pay Executive a monthly stipend in cash of $5,000 per month, less applicable tax withholding, to cover the cost of Executive’s corporate housing costs in the Salt Lake City metropolitan area.

4.Employee Benefits. During the Employment Term, Executive will be entitled to participate in benefit plans and programs of the Company (including vacation and/or flex time off programs), if any, maintained by the Company for the benefit of its employees, on the same terms and conditions as other similarly-situated employees to the extent that Executive’s position, tenure, salary, age, health and other qualifications make Executive eligible to participate in such plans or programs, subject to the rules and regulations applicable thereto. The Company reserves the right to modify employee compensation and cancel or change the benefit plans and programs it offers to its employees at any time in its discretion.

5.Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

6.Severance Benefits.

(a)Termination Outside the Change in Control Period. If, outside the Change in Control Period, the Company or its Affiliates terminate Executive’s employment with the Company or its Affiliates, respectively, without Cause (excluding by reason of Executive’s death or Disability), or Executive resigns from such employment for Good Reason, then, subject to Sections 7 and 8, Executive will receive the following severance benefits:

(i)Salary Severance. Continuing payments of severance pay at a rate equal to Executive’s Base Salary, at the highest rate in effect during the Term, for six (6) months from the date of Executive’s termination of employment, which will be paid in accordance with the Company’s regular payroll procedures.

(ii)Continued Employee Benefits. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, the Company will reimburse Executive for the premiums necessary to continue  group health insurance benefits for Executive and Executive’s eligible dependents until the earlier of (A) a period of six (6) months from the date of Executive’s termination of employment, (B) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans or (C) the date upon which Executive ceases to be eligible for coverage under COBRA (such reimbursements, the “COBRA Premiums”). However, if the Company determines in its sole discretion that it cannot pay the COBRA Premiums without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment payable on the last day of a given month (except as provided by the following sentence) in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the date of Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage and will commence on the month following Executive’s termination of employment and will end on the earlier of (x) the date upon which Executive obtains other employment or (y) the date the Company has paid an amount equal to six (6) payments. For the avoidance of doubt, the taxable payments in lieu of COBRA Premiums may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings. Notwithstanding anything to the contrary under this Agreement, if at any time the Company determines in its sole discretion that it cannot provide the payments contemplated by the preceding sentence without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Executive will not receive such payment or any further reimbursements for COBRA premiums.

(b)Termination without Cause or Resignation for Good Reason within the Change in Control Period. If, within the Change in Control Period, the Company or its Affiliates terminate Executive’s employment with the Company or its Affiliates, respectively, without Cause (excluding by reason of Executive’s death or Disability), or Executive resigns from such employment for Good Reason, then, subject to Sections 7 and 8, Executive will receive the following severance benefits from the Company:

(i)Salary Severance. A lump sum severance payment equal to twelve (12) months of Executive’s Base Salary, at the highest rate in effect during the Employment Term, which will be become payable upon Executive’s termination of employment and will be paid in accordance with the Company’s regular payroll procedures.

(ii)Bonus Severance. Executive will receive a lump-sum payment, which will become payable upon Executive’s termination of employment and will be paid in accordance with the Company’s regular payroll procedures, equal to one hundred percent (100%) of the higher of (A) Executive’s target Bonus as in effect for the fiscal year in which the Change in Control occurs or (B) Executive’s target Bonus as in effect for the fiscal year in which Executive’s termination of employment occurs; provided, in either case, the Company had not previously paid Executive a Bonus corresponding to such fiscal year. For avoidance of doubt, the amount paid to Executive pursuant to this Section 6(b)(ii) will not be prorated based on the actual amount of time Executive is employed by the Company during the fiscal year (or the relevant performance period if something different than a fiscal year) during which the termination occurs.

(iii)Continued Employee Benefits. If Executive elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, the Company will reimburse Executive for the premiums necessary to continue group health insurance benefits for Executive and Executive’s eligible dependents until the earlier of (A) a period of twelve (12) months from the date of Executive’s termination of employment, (B) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans or (C) the date upon which Executive ceases to be eligible for coverage under COBRA (such reimbursements, the “COC COBRA Premiums”). However, if the Company determines in its sole discretion that it cannot pay the COC COBRA Premiums without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the date of Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage and will commence on the month following Executive’s termination of employment and will end on the earlier of (x) the date upon which Executive obtains other employment or (y) the date the Company has paid an amount equal to twelve (12) payments. For the avoidance of doubt, the taxable payments in lieu of COC COBRA Premiums may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings. Notwithstanding anything to the contrary under this Agreement, if at any time the Company determines in its sole discretion that it cannot provide the payments contemplated by the preceding sentence without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Executive will not receive such payment or any further reimbursements for COBRA premiums.

(iv)Equity. Vesting acceleration of one hundred percent (100%) of Executive’s outstanding unvested Equity Awards on the date of Executive’s termination. If,

however, an outstanding Equity Award is to vest and/or the amount of the Equity Award to vest is to be determined based on the achievement of performance criteria, then the Equity Award will vest as to one hundred percent (100%) of the amount of the Equity Award assuming the performance criteria had been achieved at target levels for the relevant performance period(s), unless otherwise provided in the applicable award agreement.

(c)Voluntary Resignation; Termination for Cause. If Executive’s employment with the Company or its Affiliates terminates (i) voluntarily by Executive (other than for Good Reason) or (ii) for Cause by the Company, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

(d)Disability; Death. If the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment terminates due to Executive’s death, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements between Executive or the Company or Parent, as applicable.

(e)Accrued Compensation. For the avoidance of any doubt, in the event of a termination of Executive’s employment with the Company or its Affiliates, Executive will be entitled to receive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements.

(f)Transfer between the Company and Affiliates. For purposes of this Section 6, if Executive’s employment with the Company or one of its Affiliates terminates, Executive will not be determined to have been terminated without Cause, provided Executive continues to remain employed by the Company or one of its Affiliates (e.g., upon transfer from on Affiliate to another); provided, however, that the parties understand and acknowledge that any such termination could potentially result in Executive’s ability to resign for Good Reason.

(g)Exclusive Remedy. In the event of a termination of Executive’s employment with the Company or its Affiliates, the provisions of this Section 6 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity. Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Section 6.

(h)Non-duplication of Payment or Benefits. For purposes of clarity, in the event of a termination of employment that qualifies Executive for severance payments and benefits under Section 6(a) of the Employment Agreement that occurs during the period within three (3) months prior to a Change in Control, any severance payments and benefits to be provided to Executive under Section 6(b) will be reduced by any amounts that already were provided to Executive under Section 6(a). Notwithstanding any provision of this Agreement to the contrary, if Executive is entitled to any cash severance, continued health coverage benefits, vesting acceleration of any Awards, or other severance or separation benefits similar to those provided under this Agreement, by operation of applicable law or under a plan, policy, contract, or arrangement sponsored by or to which the Company is a party other than this Agreement (“Other Benefits”), then the corresponding severance payments and benefits under this Agreement will be reduced by the amount of Other Benefits paid or provided to Executive.

7.Conditions to Receipt of Severance; No Duty to Mitigate.

(a)Separation Agreement and Release of Claims. The payment of any severance set forth in Section 6(a) and Section 6(b) above is contingent upon Executive signing and not revoking a separation and release of claims agreement with the Company (which may include an agreement not to disparage the Company, non-solicit provisions and/or other standard terms and conditions) in a form reasonably acceptable to the Company (the “Release”) upon or following Executive’s separation from service and such Release becoming effective no later than sixty (60) days following Executive’s separation from service (such deadline, the “Release Deadline”). If the Release does not become effective by the Release Deadline, Executive will forfeit any rights to severance under this Agreement. In no event will severance payments or benefits be paid or provided until the Release actually becomes effective. Any severance payments and benefits under this Agreement will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 7(b)(ii). Except as required by Section 7(b)(ii), any payments and benefits that would have been made to Executive during the sixty (60)-day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the next regular payroll date of the Company following the sixtieth (60th) day after Executive’s separation from service and the remaining payments will be made as provided in this Agreement. In no event will Executive have discretion to determine the taxable year of payment of any severance payments or benefits.

(b)Section 409A.

(i)Notwithstanding anything to the contrary in this Agreement, no Deferred Payments, if any, payable to Executive pursuant to this Agreement will be payable until Executive has a “separation from service” within the meaning of Section 409A of the Code and the final regulations and official guidance thereunder (“Section 409A”). Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii)Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this Section 7(b)(ii) will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii)Any severance payment that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes herein. Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes herein. Any payments or benefits due under Section 6 of this Agreement will be paid as provided under this Agreement, but in no event later than the last day of the second taxable year of Executive following Executive’s taxable year in which Executive’s separation from service from the Company occurs.

(iv)For purposes of this Agreement, “Section 409A Limit” means two (2) times the lesser of: (x) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto, or (y) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(v)The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance or other payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt. In no event will the Company have any liability or obligation to reimburse, indemnify, or hold harmless Executive for any taxes or costs that may be imposed on or incurred by Executive as a result of Section 409A. Executive and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(c)Confidentiality Agreement. Executive’s receipt of any payments or benefits under Section 6 will be subject to Executive complying with: (i) the terms of the Confidentiality Agreement (as defined in Section 10), and (ii) the provisions of this Agreement. In the event Executive breaches the provisions of this Section 7(c), all continuing payments and benefits to which Executive may otherwise be entitled to pursuant to Section 6 will immediately cease.

(d)No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

8.Limitation on Payments. In the event that the severance or change in control-related or other payments or benefits provided for in this Agreement or otherwise payable to Executive

(collectively, the “Payments”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 8, would be subject to the excise tax imposed by Section 4999 of the Code, then such payments or benefits will be either:

(a)delivered in full, or

(b)	delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some portion of such Payments may be taxable under Section 4999 of the Code. If a reduction in Payments constituting “parachute payments” is necessary so that Payments are delivered to a lesser extent, reduction will occur in the following order: (i) cancellation of equity awards granted “contingent on a change in ownership or control” (within the meaning of Section 280G of the Code); (ii) a pro rata reduction of (A) cash payments that are subject to Section 409A as deferred compensation and (B) cash payments not subject to Section 409A; (iii) a pro rata reduction of (A) employee benefits that are subject to Section 409A as deferred compensation and (B) employee benefits not subject to Section 409A; and (iv) a pro rata cancellation of (A) accelerated vesting of equity awards that are subject to Section 409A as deferred compensation and (B) equity awards not subject to Section 409A. If acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards. In no event will Executive have any discretion with respect to the ordering of payment reductions.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 8 will be made in writing by a nationally recognized firm of independent public accountants selected by the Company (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 8, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 8. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 8.

9.Definitions.

(a)Affiliate. “Affiliate” means the Company and any other parent or subsidiary corporation of the Company, as such terms are defined in Section 424(e) and (1) of the Code.

(b)Board. “Board” means Parent’s board of directors.

(c)Cause. “Cause” means the occurrence of any of the following actions or events: (i) Executive’s willful material misconduct or material breach of any written agreement between Executive and the Company (including without limitation this Agreement or the

Executive’s Confidentiality Agreement), (ii) Executive’s conviction of, or plea of guilty or no contest to, any felony, or of or to a crime involving moral turpitude, (iii) the performance of an illegal act by Executive while purporting to act on the Company's behalf, or engaging in activities directly in competition or antithetical to the best interests of the Company or any Affiliate, including but not limited to material personal dishonesty, in each case, which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any Affiliate, (iv) fraud or unauthorized use or disclosure of confidential information or trade secrets of the Company or any Affiliate or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company, (v) an intentional violation of any federal, state or local law or regulation applicable to the Company or any Affiliate or their business, or (vi) Executive’s continued failure to perform Executive’s duties or responsibilities to the Company or any Affiliate or deliberate violation of a Company policy, including but not limited to those relating to insider trading or sexual harassment in each case as determined by the Board, in its sole discretion. Notwithstanding the foregoing, Cause shall only exist after: (x) the Board delivers written notice to Executive of the Board’s determination that Cause exists; (y) such notice sets forth in reasonable detail such facts and circumstances, along with the Board’s determination, in its discretion, of whether such events are reasonably capable of being corrected; and (z) only if the Board has determined that such events are reasonably capable of being corrected, Executive has failed to fully correct any of the events listed above within 10 days following delivery to Executive of the Board’s written notice of its determination that Cause exists. For the avoidance of doubt, in the event the Board determines, in its discretion, that such events constituting Cause are not reasonably capable of being corrected, Cause shall be deemed to exist immediately upon the Board’s delivery of the written notice described in the foregoing clauses (x) and (y).

(d)Change in Control. “Change in Control” has the meaning of “Change in Control” as defined in Parent’s 2021 Equity Incentive Plan.

(e)Change in Control Period. “Change in Control Period” means the period beginning on the date three (3) months prior to, and ending on the date that is twelve (12) months following, a Change in Control.

(f)Code. “Code” means the Internal Revenue Code of 1986, as amended.

(g)Deferred Payments. “Deferred Payments” means any severance pay or benefits to be paid or provided to Executive (or Executive’s estate or beneficiaries) pursuant to this Agreement and any other severance payments or separation benefits to be paid or provided to Executive (or Executive’s estate or beneficiaries), that in each case, when considered together, are considered non qualified deferred compensation under Section 409A.

(h)Disability. “Disability” means Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12)

months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Company employees.

(i)Good Reason. “Good Reason” means the occurrence of one or more of the following events without Executive’s express written consent: (i) a material reduction of Executive’s duties, authorities, or responsibilities relative to Executive’s duties, authorities, or responsibilities in effect immediately prior to the reduction; (ii) a material reduction in Executive’s annual base salary; provided, however, that, a reduction of annual base salary that also applies to substantially all other similarly situated employees of the Company will not constitute “Good Reason”; (iii) a material change in the geographic location of Executive’s primary work facility or location by more than 50 miles from Executive’s then-present location; provided, that a relocation to a location that is within 50 miles from Executive’s then-present primary residence will not be considered a material change in geographic location, or (iv) failure of a successor corporation to assume the obligations under Executive’s employment agreement with the Company. In order for the termination  to be for Good Reason, Executive must not terminate Executive’s employment with the Company without first providing written notice to the Company of the acts or omissions constituting the grounds for “Good Reason” within 60 days of the initial existence of the grounds for “Good Reason” and a cure period of 30 days following the date of written notice (the “Cure Period”), the grounds must not have been cured during that time, and Executive must terminate Executive’s employment within 30 days following the Cure Period.

(j)Protected Activity. “Protected Activity” includes filing and/or pursuing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”).

10.Confidential Information. Executive agrees to comply with the Company's Employee Intellectual Property Agreement executed by Executive (the “Confidentiality Agreement”) concurrently herewith, provided that nothing in this Agreement or the Confidentiality Agreement shall prevent Executive from engaging in Protected Activity. Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than the Government Agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications or attorney work product. Any language in the Confidentiality Agreement regarding Executive’s right to engage in Protected Activity that conflicts with, or is contrary to, this section is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Executive is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

11.No Conflicting Obligations. Executive confirms that Executive is not under any existing obligations that may impact Executive’s eligibility to be employed by the Company or limit the manner in which Executive may be employed. Executive agrees not to bring any third-party confidential information to the Company, including that of Executive’s former employer, and that Executive will not in any way utilize any such information in performing Executive’s duties for the Company.

12.Successors.

(a)The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 14(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

13.Notices.

(a)General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when delivered by a private courier service such as UPS, DHL or Federal Express that has tracking capability. In the case of Executive, mailed notices will be addressed to Executive at the home address which Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the Chief Legal Officer of the Company.

14.Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

15.Integration. This Agreement, together with the Confidentiality Agreement represents the entire agreement and understanding between the Parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. This Agreement may be modified only by agreement of the Parties by a written instrument executed by the Parties that is designated as an amendment to this Agreement.

16.Waiver of Breach. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). The waiver of a breach of any term or provision of this Agreement will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

17.Arbitration.

(a)General. IN CONSIDERATION OF EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, THE COMPANY’S PROMISE TO ARBITRATE ALL EMPLOYMENT-RELATED DISPUTES WITH EXECUTIVE, AND EXECUTIVE’S RECEIPT OF THE COMPENSATION AND OTHER BENEFITS PAID OR PROVIDED TO EXECUTIVE BY THE COMPANY AT PRESENT AND IN THE FUTURE, EXECUTIVE AGREES THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES THAT EXECUTIVE MAY HAVE WITH THE COMPANY (INCLUDING ANY COMPANY EMPLOYEE, OFFICER, DIRECTOR,  TRUSTEE, OR BENEFIT PLAN OF THE COMPANY, IN THEIR CAPACITY AS SUCH OR OTHERWISE), ARISING OUT OF, RELATING TO, OR RESULTING FROM EXECUTIVE’S EMPLOYMENT OR RELATIONSHIP WITH THE COMPANY OR THE TERMINATION OF EXECUTIVE’S EMPLOYMENT OR RELATIONSHIP WITH THE COMPANY, INCLUDING ANY BREACH OF ANY AGREEMENT BETWEEN THE PARTIES, INCLUDING THIS AGREEMENT AND THE CONFIDENTIALITY AGREEMENT, SHALL BE SUBJECT TO BINDING ARBITRATION PURSUANT TO THE FEDERAL ARBITRATION ACT (9 U.S.C. SEC. 1 ET SEQ.) (THE “FAA”). THE FAA’S SUBSTANTIVE AND PROCEDURAL PROVISIONS SHALL EXCLUSIVELY GOVERN AND APPLY WITH FULL FORCE AND EFFECT TO THIS ARBITRATION AGREEMENT, INCLUDING ITS ENFORCEMENT. ANY STATE COURT OF COMPETENT JURISDICTION SHALL STAY PROCEEDINGS PENDING ARBITRATION OR COMPEL ARBITRATION IN THE SAME MANNER AS A FEDERAL COURT UNDER THE FAA. EXECUTIVE FURTHER AGREES THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, EXECUTIVE MAY BRING ANY ARBITRATION PROCEEDING ONLY IN EXECUTIVE’S INDIVIDUAL CAPACITY, AND NOT AS A PLAINTIFF, REPRESENTATIVE, OR CLASS MEMBER IN ANY PURPORTED CLASS OR COLLECTIVE ACTION, LAWSUIT OR PROCEEDING. EXECUTIVE AGREES THAT ANY CLAIMS EXECUTIVE MAY BRING PURSUANT TO THE PRIVATE ATTORNEYS GENERAL ACT (“PAGA”) ON BEHALF OF THE LABOR AND WORKFORCE DEVELOPMENT AGENCY MUST BE ARBITRATED ONLY IN EXECUTIVE’S INDIVIDUAL CAPACITY WITHOUT ANY JOINDER OR REPRESENTATION OF ANY CALIFORNIA LABOR CODE VIOLATIONS THAT WERE OR COULD BE ASSERTED BY OR ON BEHALF OF ANY OTHER PERSONS. TO THE FULLEST EXTENT PERMITTED BY LAW, EXECUTIVE AGREES TO ARBITRATE ANY AND ALL COMMON LAW AND/OR STATUTORY CLAIMS UNDER LOCAL, STATE, OR FEDERAL LAW, INCLUDING, BUT NOT LIMITED TO, CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT, THE WORKER

ADJUSTMENT AND RETRAINING NOTIFICATION ACT, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, THE FAMILY AND MEDICAL LEAVE ACT, THE CALIFORNIA FAMILY RIGHTS ACT, THE CALIFORNIA LABOR CODE, CLAIMS RELATING TO EMPLOYMENT STATUS, CLAIMS RELATING TO COMPENSATION (CASH, EQUITY, BONUS, OR OTHERWISE), CLAIMS RELATING TO CLASSIFICATION, AND CLAIMS OF HARASSMENT, DISCRIMINATION, WRONGFUL TERMINATION, AND BREACH OF CONTRACT.. EXECUTIVE ALSO AGREES TO ARBITRATE (EXCEPT AS PROHIBITED BY LAW) ANY AND ALL DISPUTES ARISING OUT OF OR RELATING TO THE INTERPRETATION OR APPLICATION OF THIS AGREEMENT TO ARBITRATE, BUT NOT DISPUTES ABOUT THE ENFORCEABILITY, REVOCABILITY OR VALIDITY OF THIS AGREEMENT TO ARBITRATE OR ITS REQUIREMENT THAT EXECUTIVE BRINGS ANY ARBITRATION PROCEEDING ONLY IN EXECUTIVE’S INDIVIDUAL CAPACITY. WITH RESPECT TO ALL SUCH CLAIMS AND DISPUTES THAT EXECUTIVE AGREES TO ARBITRATE, EXECUTIVE HEREBY EXPRESSLY AGREES TO WAIVE, AND DOES WAIVE, ANY RIGHT TO A TRIAL BY JURY. EXECUTIVE UNDERSTANDS, HOWEVER, THAT NOTHING IN THIS AGREEMENT PREVENTS EXECUTIVE FROM BRINGING A REPRESENTATIVE LAWSUIT OR PROCEEDING AS PERMITTED BY THE CALIFORNIA LABOR CODE’S PRIVATE ATTORNEYS GENERAL ACT OF 2004. EXECUTIVE FURTHER UNDERSTANDS THAT THIS AGREEMENT TO ARBITRATE ALSO APPLIES TO ANY DISPUTES THAT THE COMPANY MAY HAVE WITH EXECUTIVE. EXECUTIVE UNDERSTANDS THAT NOTHING IN THIS AGREEMENT REQUIRES EXECUTIVE TO ARBITRATE CLAIMS THAT CANNOT BE ARBITRATED UNDER THE SARBANES‑OXLEY ACT OR OTHER LAW THAT EXPRESSLY PROHIBITS ARBITRATION OF A CLAIM NOTWITHSTANDING THE APPLICATION OF THE FAA. SIMILARLY, NOTHING IN THIS AGREEMENT PROHIBITS EXECUTIVE FROM ENGAGING IN PROTECTED ACTIVITY (AS DEFINED HEREIN).

(b)Administration of Arbitration. EXECUTIVE AGREES THAT ANY ARBITRATION WILL BE ADMINISTERED BY JAMS, PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (THE “JAMS RULES”), WHICH ARE AVAILABLE AT http://www.jamsadr.com/rules-employment-arbitration/ AND FROM THE COMPANY. IF THE JAMS RULES CANNOT BE ENFORCED AS TO THE ARBITRATION, THEN THE PARTIES AGREE THAT THEY WILL UTILIZE THE JAMS COMPREHENSIVE ARBITRATION RULES AND PROCEDURES OR SUCH RULES AS THE ARBITRATOR MAY DEEM MOST APPROPRIATE FOR THE DISPUTE.  EXECUTIVE AGREES THAT THE ARBITRATOR SHALL HAVE THE POWER TO PERMIT ADEQUATE DISCOVERY AND DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION, AND MOTIONS TO DISMISS, APPLYING THE STANDARDS SET FORTH FOR SUCH MOTIONS UNDER APPLICABLE CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE. EXECUTIVE AGREES that the arbitrator shall issue a written decision on the merits. EXECUTIVE ALSO AGREES THAT THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES AVAILABLE UNDER APPLICABLE LAW, AND THAT THE ARBITRATOR MAY AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, WHERE PERMITTED

BY APPLICABLE LAW AND PROVIDED THAT IN THE EVENT THAT EXECUTIVE IS NOT THE PREVAILING PARTY, EXECUTIE SHALL NOT BE REQUIRED TO PAY FOR ANY COSTS UNIQUE TO ARBITRATION (EXCEPT FOR EXECUTIVE’S PORTION OF THE FILING FEE DESCRIBED BELOW IN THIS SECTION). EXECUTIVE agreeS that the decree or award rendered by the arbitrator may be entered as a final and binding judgment in any court having jurisdiction thereof. EXECUTIVE UNDERSTANDS THAT THE COMPANY WILL PAY FOR ANY ADMINISTRATIVE OR HEARING FEES CHARGED BY THE ARBITRATOR OR JAMS EXCEPT THAT EXECUTIVE SHALL PAY ANY FILING FEES ASSOCIATED WITH ANY ARBITRATION THAT EXECUTIVE INITIATES, BUT ONLY SO MUCH OF THE FILING FEES AS EXECUTIVE WOULD HAVE INSTEAD PAID HAD EXECUTIVE FILED A COMPLAINT IN A COURT OF LAW THAT WOULD HAVE HAD JURISDICTION OVER SUCH COMPLAINT. SUBJECT TO THE FAA’S EXCLUSIVE APPLICABILITY TO THE ENFORCEMENT OF THIS AGREEMENT TO ARBITRATE, EXECUTIVE AGREES THAT THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION HEARING OR PROCEEDING APPLYING CALIFORNIA SUBSTANTIVE AND DECISIONAL LAW AND THE CALIFORNIA CODE OF CIVIL PROCEDURE, INCLUDING THE CALIFORNIA CIVIL DISCOVERY ACT. EXECUTIVE agreeS that any arbitration under this Agreement shall be conducted in SAN MATEO COUNTY, CA.

(c)Remedy. FOR PURPOSES OF SEEKING PROVISIONAL REMEDIES ONLY, EXECUTIVE AGREES THAT THE COMPANY AND EXECUTIVE SHALL BE ENTITLED TO PURSUE IN A COURT OF COMPETENT JURISDICTION ANY PROVISIONAL REMEDY PERMITTED BY THE CALIFORNIA ARBITRATION ACT (CALIFORNIA CODE CIV. PROC. § 1281.8), OR OTHERWISE PROVIDED BY THIS AGREEMENT. EXCEPT FOR SUCH PROVISIONAL RELIEF, EXECUTIVE AGREES THAT ANY RELIEF OTHERWISE AVAILABLE TO THE COMPANY OR EXECUTIVE UNDER APPLICABLE LAW SHALL BE PURSUED SOLELY AND EXCLUSIVELY IN ARBITRATION PURSUANT TO THE TERMS OF THIS AGREEMENT.

(d)Administrative Relief. EXECUTIVE UNDERSTANDS THAT THIS AGREEMENT DOES NOT PROHIBIT EXECUTIVE FROM PURSUING AN ADMINISTRATIVE CLAIM WITH A LOCAL, STATE, OR FEDERAL ADMINISTRATIVE BODY OR GOVERNMENT AGENCY THAT IS AUTHORIZED TO ENFORCE OR ADMINISTER LAWS RELATED TO EMPLOYMENT, INCLUDING, BUT NOT LIMITED TO, THE DEPARTMENT OF FAIR EMPLOYMENT AND HOUSING, THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION, THE NATIONAL LABOR RELATIONS BOARD, THE SECURITIES AND EXCHANGE COMMISSION, THE EMPLOYMENT DEVELOPMENT DEPARTMENT OR THE WORKERS’ COMPENSATION BOARD. THIS AGREEMENT DOES, HOWEVER, PRECLUDE EXECUTIVE FROM PURSUING A COURT ACTION REGARDING ANY SUCH CLAIM, EXCEPT AS PERMITTED BY LAW.

(e)Voluntary Nature of Agreement. EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE IS EXECUTING THIS AGREEMENT TO ARBITRATE VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY THE COMPANY OR ANYONE ELSE. EXECUTIVE FURTHER ACKNOWLEDGES AND

AGREES THAT EXECUTIVE HAS CAREFULLY READ THIS AGREEMENT AND THAT EXECUTIVE HAS ASKED ANY QUESTIONS NEEDED FOR EXECUTIVE TO UNDERSTAND THE TERMS, CONSEQUENCES, AND BINDING EFFECT OF THIS AGREEMENT TO ARBITRATE AND DOES FULLY UNDERSTAND IT, INCLUDING THAT EXECUTIVE IS WAIVING EXECUTIVE’S RIGHT TO A JURY TRIAL. EXECUTIVE AGREES THAT EXECUTIVE HAS BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT. THIS ARBITRATION AGREEMENT IS TO BE ENFORCED TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW. ACCORDINGLY, EXECUTIVE AGREES THAT IF A COURT OR OTHER BODY OF COMPETENT JURISDICTION FINDS THAT ANY PROVISION OR PORTION OF THIS ARBITRATION AGREEMENT IS INVALID OR UNENFORCEABLE, SUCH PROVISION OR PORTION, AS APPLICABLE, SHALL BE ENFORCED TO THE MAXIMUM EXTENT PERMISSIBLE BY APPLICABLE LAW OR, IF NECESSARY, SEVERED, AND THE REMAINDER OF THE ARBITRATION AGREEMENT WILL CONTINUE WITH FULL FORCE AND EFFECT.

18.Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

19.Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

20.Governing Law; Venue. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions that would otherwise result in the application of the laws of another jurisdiction).

21.Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement.

22.Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

SARCOS CORP.

By:	/s/ Kiva Allgood
Name:	Kiva Allgood
Title:	Chief Executive Officer

PARENT:

SARCOS TECHNOLOGY AND ROBOTICS CORPORATION

By:	/s/ Kiva Allgood
Name:	Kiva Allgood
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Andrew Hamer
Andrew Hamer

[SIGNATURE PAGE TO DREW HAMER EMPLOYMENT AGREEMENT]

Exhibit 99.1

Sarcos Technology and Robotics Corporation Appoints Drew Hamer as Chief Financial Officer

SALT LAKE CITY— October 10, 2022—Sarcos Technology and Robotics Corporation (“Sarcos”) (NASDAQ: STRC and STRCW), a leading developer of highly dexterous robotic systems that enhance productivity, improve safety, and bring robots to unstructured and diverse environments, announces the appointment of Drew Hamer as chief financial officer.

Hamer is a proven finance executive with over twenty-five years of financial leadership at public and pre-public technology companies. Hamer joins Sarcos from Velodyne Lidar, where he played a central role in fund raising from strategic investors and guided the company through a public offering. In recognition of his financial leadership at Velodyne Lidar, Hamer was a finalist for the 2021 Bay Area CFO of the Year Award.

Hamer will be responsible for Sarcos’ financial functions including forecasting, budgeting, accounting, audit, treasury, and corporate finance. Hamer will be part of the executive leadership team and will report directly to the chief executive officer.

“We’re thrilled to welcome Drew to the Sarcos family,” said Kiva Allgood, president and CEO, Sarcos. “Drew’s operational and strategic financial expertise is critical as we commercialize our suite of highly dexterous robotic systems and software platforms.”

“I’m excited to join Sarcos at this critical juncture in its growth,” said Hamer. “I look forward to working with the team to capture the incredible opportunity for robotics in unstructured environments.”

Hamer is also a board member of Lightjump Acquisition Corporation (NASDAQ: LJAQ).

Sarcos would like to thank Steve Hansen for his hard work and contributions over the last few years.

For more information on Sarcos and its award-winning product portfolio, please visit www.sarcos.com.

###

About Sarcos Technology and Robotics Corporation

Sarcos Technology and Robotics Corporation (NASDAQ: STRC and STRCW) is a leader in industrial robotic systems that augment human performance by combining human intelligence with the strength, endurance, and precision of robotic platforms delivering dexterous robotic solutions for unstructured environments.  Sarcos’ mobile robotic systems include a fleet of teleoperated solutions including the Guardian® XT™, Sapien 6M and Sapien Sea Class. The Guardian® XO®, a full body powered exoskeleton, enhances worker performance by increasing lift capacity while reducing strain to the body. Sarcos’ supervised autonomy platform delivers computer vision and autonomy software for robust situational awareness and insight. Sarcos has two locations, Salt Lake City, Utah and Pittsburgh, PA.  Shares of Sarcos trade on Nasdaq under the ticker symbol STRC and the company’s stock was added to the Russell 2000® index in 2022. For more information, please visit www.sarcos.com.

Investor Contact:

Ben Mimmack

Head of Investor Relations

(801) 419-0438

pr@sarcos.com

ir@sarcos.com